CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated February 13, 2006, relating to the financial statements and financial highlights appearing in the December 31, 2005 Annual Reports to Shareholders of T. Rowe Price Institutional Mid-Cap Equity Growth Fund, T. Rowe Institutional Large-Cap Value Fund, T. Rowe Price Institutional Small-Cap Stock Fund, T. Rowe Price Institutional Large-Cap Growth Fund and T. Rowe Price Institutional Large-Cap Core Growth Fund (comprising T. Rowe Price Institutional Equity Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

April 24, 2006